UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
UiPath, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply)

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS
This supplement (“Supplement”) relates to the notice of annual meeting of stockholders and proxy statement (the “Proxy Statement”) of UiPath, Inc., a Delaware corporation ("UiPath," "us," or the “Company”), previously filed by us with the Securities and Exchange Commission (“SEC”) on May 9, 2024 and furnished to our stockholders in connection with the solicitation of proxies by our board of directors (the “Board”) for the 2024 annual meeting of stockholders (the “Annual Meeting”) to be held on June 20, 2024, or any postponement or adjournment thereof.
The purpose of this Supplement is to provide updated information relating to the management transition and related director nominee withdrawal previously reported by the Company in its Form 8-K filed with the SEC on May 29, 2024. Except as supplemented by the information contained herein, this Supplement does not revise or update any of the information set forth in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.
Resignation of Robert Enslin as Director and Chief Executive Officer of the Company
On May 23, 2024, Robert Enslin informed the Company of his resignation from the Board of Directors of the Company (the “Board”) and from his position as Chief Executive Officer (“CEO”) of the Company, effective June 1, 2024 (the “Effective Date”). In addition, Mr. Enslin will no longer stand for election as a member of the Board at the Annual Meeting to be held on June 20, 2024. Mr. Enslin’s resignation is not the result of any disagreement with the Company.
Mr. Enslin has agreed to provide the Company with transition support pursuant to the terms of an advisor agreement through September 27, 2024, at an advisory fee of $7,500 per week for each week of the term; the Company may extend the advisor agreement subject to the parties’ mutual agreement.
Appointment of Daniel Dines as Chief Executive Officer of the Company
On May 29, 2024, the Board appointed Daniel Dines, the Company’s Founder, Chairman, and Chief Innovation Officer, as CEO, as of the Effective Date. Mr. Dines will continue to lead the Company’s product and engineering teams.
Mr. Dines, age 52, is our Founder and became our Chief Innovation Officer in February 2024. Previously, he served as our Co-CEO with Mr. Enslin from May 2022 and, prior to that, as our CEO since our founding. Mr. Dines has also served as Chairman of the Company’s Board of Directors since our founding. Mr. Dines was a software development engineer at Microsoft Corporation and holds an M.S. from the University of Bucharest.
There is no arrangement or understanding between Mr. Dines and any other persons pursuant to which Mr. Dines was appointed as our CEO. There are no family relationships between Mr. Dines and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K other than as previously reported in the Company’s Proxy Statement for the Annual Meeting, filed with the Securities and Exchange Commission on May 9, 2024.
Withdrawal of Director Nominee
Prior to providing his resignation, Mr. Enslin was a director nominee standing for election to the Board at the Annual Meeting, as described in Proposal 1 – Election of Directors. As a result of his resignation, Mr. Enslin will no longer stand for election to the Board. The Board has not designated a substitute nominee for Mr. Enslin. The eight other director nominees named in the Proxy Statement — Philippe Botteri, Daniel Dines, Michael Gordon,

Daniel Springer, Laela Sturdy, Karenann Terrell, Rich Wong, and June Yang — will continue to stand for election at the Annual Meeting. The Board has reduced the number of seats on the board of directors to eight seats as of the Effective Date, reflecting Mr. Enslin’s departure prior to the Annual Meeting.
Additional Information Regarding Voting
If you have already voted and do not wish to change your vote, you do not need to do anything. Your votes will be tabulated as you previously instructed, except that votes with respect to Mr. Enslin as a nominee for election as a director will be disregarded. You may revoke your proxy or change your vote by following the procedures described in the Proxy Statement. If you have not already voted, you may do so by following the procedures described in the Proxy Statement, and your vote with respect to the eight remaining nominees for election as directors named above will be tabulated accordingly. Any hard copy proxy card or voting instruction form that you may have received previously will not be updated to reflect the withdrawal of Mr. Enslin as a director nominee and may continue to be used to vote shares in connection with the Annual Meeting.
We urge stockholders to vote and submit proxies in advance of the Annual Meeting by one of the methods described in the Proxy Statement.
The Board continues to recommend that you vote “FOR” the election to the Board of each of the eight remaining nominees named above.
3